Exhibit 99.1

FOR IMMEDIATE RELEASE October 28, 2021

For more information

Trisha Voltz Carlson, EVP, Investor Relations Manager

504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Appoints Pérez and Lane to Its Holding Company Board

GULFPORT, Miss. (October 28, 2021) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that it has appointed Sonia A. Pérez and H. Merritt Lane, III as new Hancock Whitney holding company and bank directors effective October 28, 2021.

“We are very happy to have Sonia and Merritt join our board,” said Jerry L. Levens, Chairman of the Board. “Their industry backgrounds and regional knowledge, coupled with their public company experience, make them well suited to serve as directors of our company. Their experience and expertise will ensure they immediately become valued contributors to our board.”

Ms. Pérez has served as the President, Southeast States, for AT&T Inc. since 2018. In this capacity, Ms. Pérez is responsible for the development of the company’s overall strategic plan in the Southeast region, which includes responsibility for leading a workforce of more than 9,600 employees, overseeing operations including technology deployment and infrastructure investment and directing teams responsible for implementing public policy, legislative, regulatory and philanthropic initiatives. Ms. Pérez joined AT&T in 2005 and previously served as President, AT&T Louisiana from 2010 to 2018 and Vice President, AT&T Texas, from 2005 to 2010. Prior to 2005, Ms. Pérez was employed at SBC (formerly Southwestern Bell), from 1979 until SBC’s 2005 acquisition of AT&T, at which time SBC adopted the AT&T name. Ms. Pérez has served on the board of directors of Sanderson Farms, Inc., a publicly traded Mississippi-based poultry processing company, since 2019. Ms. Pérez holds a Bachelor of Journalism degree from the University of Texas.

During her career, Ms. Pérez has developed a well-respected reputation for pioneering Latina leadership. She is also a current and former director of a number of industry and philanthropic organizations, including current service for the National World War II Museum, the Louisiana Board of Regents and the University of Texas Foundation. Ms. Pérez has also been selected by elected officials to serve in a number of special project advisory roles, including appointment as a member of the Resilient Louisiana Commission and appointment as chair of the Louisiana Economic Development Transition Team for Governor John Bel Edwards.

Mr. Lane has served as the Chairman, President and Chief Executive Officer of Canal Barge Company, Inc., a New Orleans based marine transport, services and liquid storage company, since 1994. He joined Canal Barge Company in 1986 and held several marketing and executive positions prior to his appointment as President in 1994. Mr. Lane currently serves on the board of directors of Pontchartrain Materials Corporation, L.L.C., a privately held construction aggregate supplier, where he has been a director since 2001. Mr. Lane has previously served on the boards of directors of several additional companies, including International

Shipholding Corp., a publicly traded marine transportation company, from 2004 to 2015 and Hibernia Homestead Bancorp., Inc., a New Orleans based community bank holding company, from 2008 to 2018. Mr. Lane holds a Bachelor of Science degree in Finance from the University of Virginia.

Mr. Lane is a native of New Orleans, Louisiana, and is active in leadership positions with a number of civic, educational and philanthropic organizations, including the National World War II Museum and the Nature Conservancy of Louisiana, among others. Mr. Lane has received numerous honors for this civic and business leadership, including most recently having been presented with the Annual Rail & Maritime Summit 2021 Diolkos Award for outstanding leadership in the freight sector.

Both Ms. Pérez and Mr. Lane will stand for election at the company’s 2022 annual meeting of shareholders.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com.

—END—